Exhibit 99

Ironwood Gold Corp. Signs Assignment Agreement for Historically Significant Gold Asset in Nevada

SCOTTSDALE, AZ — (Marketwire) — 12/03/09 — Ironwood Gold Corp. (OTCBB: IROG) (the "Company" or "Ironwood") wishes to announce it has entered into an Assignment Agreement (the "Agreement") with Kingsmere Mining Ltd. ("Kingsmere") a Nevada corporation, to acquire certain rights relating to 60 mining claims within an Area of Interest known as the Haystack property located in Nevada currently held by Kingsmere under option (the "Option Agreement") from Teck Resources Limited ("Teck").

In consideration for the Assignment, Ironwood will issue, within 30 days of the date of execution of the Agreement, 10,000,000 restricted shares of common stock, with 8,500,000 shares to Kingsmere, and 1,500,000 shares to Teck pursuant to exemptions from the registration requirements of the United States Securities Act of 1933. Furthermore, Ironwood will pay US$300,000 with $255,000 to Kingsmere and $45,000 to Teck.

The Assignment Agreement provides that the assignee acquires the undivided 100% right, title and interest in and of the Claims by making certain expenditures on or in respect to the exploration and development of the Claims. As such, Ironwood's rights under the Agreement are subject to certain rights providing for Teck to earn back into the Claims by making certain expenditures on or in respect to the exploration and development of the Claims and further subject to certain royalties payable to Teck.
The Haystack property is located in Pershing County, Nevada, approximately 70 km west of Winnemucca. Sixty federal mining claims of the Solo group cover 1,110 acres (450 ha) as the Area of Interest. Gold-bearing quartz veins hosted in granodiorite were discovered in 1914 in the district. Evidence from historic underground mining of these veins, grading approximately one ounce per ton, attests to the presence of a mineralized system. Past exploration has been sporadic, but demonstrates that two target types merit testing to fully evaluate the property:

(1) Large, low-grade intrusion-related gold, analogous to Fort-Knox style of the Tintana Gold Belt of Alaska and the Yukon; and

(2) A system of stacked or laterally extending high-grade epithermal vein(s) or lying peripheral to the known mineralization.

Gold mineralization on the Haystack property occurs within < 1 m wide, generally north-south trending quartz veins with shallow to moderate dips to the east. Surface rock chip samples range up to 23 g/t Au. Other assay highlights include underground data which include grab samples of up to 130 g/t Au and 3.8 g/t Au over 3.0 m from a 2004 drill hole. Where veins are closely spaced, significant widths of mineralization can occur (e.g. 9m grading 5.8 g/t Au).

Based on past sporadic exploration, the Haystack property clearly demonstrates the potential for a significant gold-mineralized system. The association of gold with quartz veins, their alteration mineralogy, geochemical association, structural controls and wider geologic setting provide evidence for the existence of both Fort Knox-style intrusion-related and epithermal-style mineralization.
Management believes that the terms of the agreement are equitable to the interests and goals of the Company and now looks toward the rapid development and implementation of work plans for early 2010 at this highly promising location. Further announcements are pending.
Additional details regarding the Company and of the agreement outlined above are filed as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database.

ABOUT IRONWOOD GOLD CORP. (OTCBB: IROG)
Ironwood Gold Corp. is a mineral exploration and development company building a portfolio of prospective properties containing known deposits of strategic precious metals in politically stable, mining-friendly North American districts with recognized production histories. For more information visit: www.ironwoodgold.com.

Exhibit 99

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD
Ironwood Gold Corp.

Behzad Shayanfar, CEO

Investor Information:
Great Northwest Investor Relations, Inc.
Phone: 1-888-356-4942